MUSICLAND STORES CORPORATION
10400 Yellow Circle Drive Minnetonka, Minnesota 55343
o  (612) 931-8050  o  Fax: (612) 931-8047

                                                                 EXHIBIT 5

Linda Alsid Ruehle
Assistant General Counsel

December 2, 1998


Board of Directors
Musicland Stores Corporation
10400 Yellow Circle Drive
Minnetonka, Minnesota  55343


This opinion is rendered in connection with the filing by Musicland Stores Corporation (the "Registrant") with the Securities and Exchange Commission under the Securities Act of 1933 of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the issuance by the Registrant of up to 2,000,000 shares of Common Stock, $.01 par value, pursuant to stock options and other stock incentives granted under the Musicland Stores Corporation 1998 Stock Incentive Plan. Please be advised that as counsel to the Registrant, and based upon examination of such corporate documents and records as I have deemed necessary or advisable for the purposes of this opinion, it is my opinion that:

     1. The Registrant is a validly existing corporation in good standing under the laws of the State of Delaware; and

     2. The shares of Common Stock being offered by the Registrant pursuant to stock options and other stock incentives, will when issued and paid for be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ LINDA ALSID RUEHLE


Linda Alsid Ruehle
Assistant General Counsel and Assistant Secretary

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